Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-258265

$400,000,000

4.70% Senior Notes Due 2025

SUMMARY OF TERMS

Security:	4.70% Senior Notes Due 2025 (the “Notes”)

Issuer:	Edison International (“EIX”)

Principal Amount:	$400,000,000

Expected Ratings of Securities*:	BBB-, Baa3, BBB- (Stable / Positive / Positive) (S&P / Moody’s / Fitch)

Trade Date:	August 1, 2022

Settlement Date**:	August 4, 2022 (T+3)

Maturity Date:	August 15, 2025

Benchmark US Treasury:	3.00% due July 15, 2025

Benchmark US Treasury Price:	100-16 7/8

Benchmark US Treasury Yield:	2.812%

Spread to Benchmark US Treasury:	T + 190 basis points

Reoffer Yield:	4.712%

Coupon:	4.70% per annum

Coupon Payment Dates:	February 15 and August 15

First Coupon Payment Date:	February 15, 2023

Public Offering Price:	99.965% of Principal Amount

Optional Redemption:	Callable at any time, in whole or in part, at the greater of (a) a “make whole” premium of T + 30 basis points or (b) at 100% of the principal amount of the notes being redeemed plus, in either case, accrued and unpaid interest to but excluding the date of redemption.

CUSIP/ISIN:	281020AU1/ US281020AU14

Joint Book-Running Managers:	Morgan Stanley & Co. LLC (“Morgan Stanley”) J.P. Morgan Securities LLC (“J.P. Morgan”) Wells Fargo Securities, LLC (“Wells Fargo Securities”)

Co-Managers:	Academy Securities, Inc. R. Seelaus & Co., LLC Samuel A. Ramirez & Company, Inc. Siebert Williams Shank & Co., LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the Trade Date will be required, by virtue of the fact that the Notes initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley at 1-866-718-1649, J.P.Morgan collect at 1-212-834-4533 or Wells Fargo Securities at 1-800-645-3751.